Exhibit 12(c)
CALCULATION OF FILING FEE TABLES
SC TO
(Form Type)

JAPAN SMALLER CAPITALIZATION FUND, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid(1)	$36,319,517.40	0.0001381	$5,015.73
Fees Previously Paid	N/A		N/A
Total Transaction Valuation	$36,319,517.40
Total Fees Due for Filing			$5,015.73
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$5,015.73

(1)
Calculated as the aggregate maximum purchase price for Shares that could be purchased, based upon the Shares outstanding and 98% of the net asset value of the Trust rounded to four decimal places as of May 28, 2026. Calculated at $138.10 per $1,000,000 of the Transaction Value.

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fees Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A